Exhibit 20

                          BOWLES FLUIDICS CORPORATION
              6625 Dobbin Road, Columbia, Maryland 21045-4707 USA
              Phone: 410-381-0400               Fax: 410-381-2718



                                                             September 8, 1998







          TO THE STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION:

          Automotive nozzle sales declined 10% in the third quarter primarily because of the General Motors strike. We elected not to lay off related personnel in this period, as normal shutdowns for retooling and the strike would dictate, but rather to redirect efforts toward accelerating manufacturing process improvements. This, of course, contributed to a further decrease in the quarter's gross profit.

          Two automotive customers have selected BFC as the supplier of AC outlets for production in 1999 and 2000. Two nonautomotive programs have been awarded to BFC commencing production in 1998 and 1999.

          In spite of the third quarter's negatives, the nine-month results exceed those of last year and we hope the last quarter will permit a significant sales recovery.


                                       Sincerely,



                                       _____________________
                                       Ronald Stouffer
                                       President

          RS:lto
          Attachment




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




BOWLES FLUIDICS CORPORATION
-------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                  Three Months Ended                   Nine Months Ended
                                                          July 25, 1998      July 26, 1997      July 25, 1998      July 26, 1997
                                                          -------------      -------------      -------------      -------------
Net Sales                                                 $   4,632,502      $   4,387,924      $  15,105,362      $  13,615,319
Cost of Sales                                                 3,889,714          3,130,132         11,196,107          9,325,310
Selling, General and Administrative Expenses                    664,588            672,013          1,993,702          2,409,483
Research and Development Costs                                  205,180            225,055            582,743            756,563
Interest Income and Other Income and (Expense), Net              20,557             26,373             75,771             75,712
                                                          -------------      ---------------------------------     -------------

Income before Taxes                                       $    (106,423)     $     387,097      $   1,408,581      $   1,199,675

Provision for Income Taxes                                      (38,759)           140,345            521,631            432,687
                                                          -------------      --------------------------------      -------------
Net Income                                                $     (67,664)     $     246,752      $     886,950      $     766,988
                                                          -------------      --------------------------------      -------------
Income applicable to Common Shareholders                  $     (86,326)     $     228,090      $     830,965      $     711,003
                                                          =============      ================================      =============

Net Income per Share
    Basic                                                 $       (0.01)     $        0.02      $        0.07      $        0.06
    Diluted                                               $        0.00      $        0.02      $        0.05      $        0.05

-------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                         Unaudited         Audited
                                                       July 25, 1998   October 25,1997
                                                       -------------   ---------------
Assets
   Cash and Cash Equivalents                           $     970,359     $     755,525
   Investments                                                 -             1,563,121
   Accounts Receivable                                     2,821,583         3,112,063
   Inventories                                             2,992,946         2,130,615
   Other Current Assets                                      425,689           634,037
                                                       -------------     -------------

      Total Current Assets                                 7,210,577         8,195,361
                                                       -------------     -------------

   Property, Plant and Equipment, Net                      4,312,460         3,494,335
   Other Assets                                               91,230            95,005
                                                       -------------     -------------

      Total Assets                                     $  11,614,267     $  11,784,701
                                                       =============     =============

Liabilities and Stockholders' Equity
   Accounts Payable--Trade                                 $ 701,337     $   1,122,437
   Accrued Expenses and Other Liabilities                  1,088,139         1,609,807
   Income Taxes Payable                                        -                48,162
                                                       -------------     -------------

      Total Current Liabilities                            1,789,476         2,780,406

   Other Liabilities                                         474,488           492,866
                                                       -------------     -------------

      Total Liabilities                                    2,263,964         3,273,272
                                                       -------------     -------------

   8% Convertible Preferred Stock                            933,080           933,080
   Common Stock                                            1,268,501         1,264,001
   Additional Paid-in Capital                              2,732,832         2,728,083
   Retained Earnings                                       4,415,890         3,586,265
                                                       -------------     -------------

      Stockholders' Equity                                 9,350,303         8,511,429
                                                       -------------     -------------

      Total Liabilities and Stockholders' Equity       $  11,614,267     $  11,784,701
                                                       =============     =============


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







                                   FORM 10-Q

                          BOWLES FLUIDICS CORPORATION

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        BOWLES FLUIDICS CORPORATION





Date __________________                 By ____________________________
                                           Ronald D. Stouffer
                                           President





Date __________________                 By ___________________________
                                           David A. Quinn
                                           Vice President - Finance


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